Exhibit 99(a)

ESCROW AGREEMENT

This Escrow Agreement is executed on the 22nd day of April 2008 and is between VILLAGE STREET PUBLICATIONS, INC. (the “Issuer”) and Randall V. Brumbaugh, Esq. (the “Escrow Agent”).

WHEREAS, the Issuer proposes to offer on a best efforts basis (the “Offer”), a minimum of $100,000.00 (the “Minimum Offering”) and $1,000,000.00 (the “Maximum Offering”) of the Issuer’s Common Stock (the “Security”) to prospective Investors, in several transactions and the parties have agreed that Escrow Agent shall hold all subscription agreements representing said securities until the Minimum Offering has been achieved or the offering has been closed and all funds paid to the Escrow Agent have been cleared.  The Escrow Agent shall then hold all subscription agreements and funds received until all prerequisites and conditions to disbursement have occurred, and

WHEREAS, Investor funds will be deposited in Escrow Agent’s Escrow Account (“Escrow Account”),

NOW, therefore, the parties to this Agreement, in reliance upon the covenants and promises of each other, mutually agree to the following terms and conditions, which shall regulate the use of the funds placed in this account.

1.

All funds received from the Investor’s shall promptly be deposited in the Escrow Account.  All proceeds shall be payable to Randall Brumbaugh, Esq. Trust Account fbo Village Street Publications, Inc.  The Escrow Agent shall not be required to accept for deposit into the Escrow Account any funds which are not accompanied by the appropriate Subscription Information.

2.

If the Minimum Offering is not achieved in the time allotted, the funds received from Investor’s and deposited in the Escrow Account shall be refunded.

3.

Upon the receipt of the funds amounting to the Minimum Offering, the Escrow Agent shall disburse such funds to the Issuer. Escrow agent shall receive a fee of $5,000.00 in the event the Minimum Offering is achieved, to be paid by the Issuer from the first draw of the Escrow Account along with any applicable bank charges, fees and such other deductions as the Issuer may designate.

4.

Escrow Agent shall continue to receive such funds and perform such disbursements until either the Maximum Offering is achieved, the expiration of the Offer, or termination of the offer by the Issuer, whichever event shall first occur.  This Agreement, and all responsibilities and duties of the Escrow Agent, shall terminate upon the happening of the first of these events.

5.

Other than establishing and maintaining this Escrow Account and complying with this Agreement, the Escrow Agent shall have no further liability or responsibility and Issuer agrees to hold the Escrow Agent harmless therefrom.

6.

The fact that the Escrow Agent has agreed to perform the limited function of Escrow Agent stated in this Agreement does not mean that the agent has passed upon the merits of, or recommended, or given advice to any person regarding the business or legal merits of, the Offering of Securities contemplated in this Agreement.

7.

The agent’s name shall not be used in any way that may imply an association with any of the parties to this Agreement other than that of Escrow Agent.  Issuer further acknowledges that Randall V. Brumbaugh is a principal of Nevada Business Development Corporation, which may independently have dealings with the Issuer.  The Issuer and Subscribers hereto hereby waive any real or potential, known or unknown, conflict that has or may arise and acknowledge that Issuer and Subscribers have had ample time and opportunity to consult with other counsel regarding any real or potential, known or unknown, conflict of any sort whatsoever and by execution of this document, implementation of any part hereto by the Issuer, any submission to the SEC by the Issuer or tendering of the subscription agreement by the scriber, both the Issuer and subscriber forever wave any and all real or potential, known or unknown, conflict of any sort whatsoever.

8.

In the event of any reasonable uncertainty or any dispute with respect to the proper disposition of the funds, the Escrow Agent may interplead the funds into the registry of the court and recover his reasonable attorney’s fees from the parties to this Agreement.  The parties hereto agree and acknowledge that the Escrow Agent’s attorney fees and expenses may be taken out of the funds that were placed in the registry of the court and the parties grant the Escrow Agent a security interest and lien on the funds to secure his costs in the event the funds are interpleaded into the court.

9.

This Agreement is entered into for the express benefit of the Issuer.

10.

The laws of the State of Nevada shall apply to this Agreement.

THEREFORE, the parties to this Agreement intending to be legally bound have executed this document on the date set forth above.

/Signed/ Randall V. Brumbaugh

Randall V. Brumbaugh, Esq., Escrow Agent

/Signed/ Andrew Austin

Andrew Austin, President

Village Street Press, Inc.